Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 2, 2013

to

INDENTURE

Dated as of April 2, 2013

Among

American Campus Communities Operating Partnership LP, as Issuer

American Campus Communities, Inc., as Guarantor

and

U.S. Bank National Association, as Trustee

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of April 2, 2013 (this “First Supplemental Indenture”), among American Campus Communities Operating Partnership, LP, a Maryland limited partnership (the “Operating Partnership”), American Campus Communities, Inc., a Maryland corporation, as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the Trustee”), supplements that certain Indenture, dated as of April 2, 2013, among the Operating Partnership, the Guarantor and the Trustee (the “Original Indenture”).

RECITALS OF THE COMPANY

The Operating Partnership has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount and which will be guaranteed by the Guarantor, to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Indenture;

The Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officers’ Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture; and

The parties are entering into this First Supplemental Indenture to establish the terms of the Securities created on or after the date of this First Supplemental Indenture (together with the Original Indenture, the “Indenture”).

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby enter into this First Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Terms Defined in the Indenture.

For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.

Section 1.2 Definitions.

For all purposes of this First Supplemental Indenture:

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person is merged or consolidated with or into, or becomes a Subsidiary of, the Operating Partnership, or (2) assumed by the Operating Partnership or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person is merged or consolidated with or into, or becomes a Subsidiary of, the Operating Partnership or the date of the related acquisition, as the case may be.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements of that Person and its consolidated subsidiaries prepared in accordance with GAAP.

“Consolidated Income Available for Debt Service” means, for any period of time, the Consolidated Net Income of the Operating Partnership for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(1)	Interest Expense on Indebtedness;

(2)	provision for taxes based on income;

(3)	depreciation, amortization and all other non-cash items deducted at arriving at Consolidated Net Income;

(4)	provision for gains and losses on sales or other dispositions of properties and other investments;

(5)	extraordinary items;

(6)	non-recurring items, as the Operating Partnership determined in good faith; and

(7)	noncontrolling interests.

In each case for such period, the Operating Partnership will reasonably determine amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items.

“Consolidated Net Income” means, for any period of time, the amount of net income, or loss, for the Operating Partnership and its Consolidated Subsidiaries for such period, excluding, without duplication, extraordinary items and the portion of net income, but not losses, for the Operating Partnership and its Consolidated Subsidiaries allocable to noncontrolling interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Operating Partnership or one of its Consolidated Subsidiaries, all determined in accordance with GAAP.

“Consolidated Subsidiary” means each Subsidiary of the Operating Partnership that is consolidated in the Operating Partnership’s Consolidated Financial Statements.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any required calculation or determination.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Indebtedness or other obligation, and “Incurrence” and “Incurred” have meanings correlative to the foregoing. Indebtedness or other obligation of the Operating Partnership or any Subsidiary of the Operating Partnership will be deemed to be Incurred by the Operating Partnership or such Subsidiary whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness or other obligation of a Subsidiary of the Operating Partnership existing prior to the time it became a Subsidiary of the Operating Partnership will be deemed to be Incurred upon such Subsidiary becoming a Subsidiary of the Operating Partnership; and Indebtedness or other obligation of a Person existing prior to a merger or consolidation of such Person with the Operating Partnership or any Subsidiary of the Operating Partnership in which such Person is the successor to the Operating Partnership or such Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Indebtedness constituting Intercompany Indebtedness being held by a Person other than the Operating Partnership, the Guarantor or any Consolidated Subsidiary or any sale or other transfer of any Indebtedness constituting Intercompany Indebtedness to a Person that is not the Operating Partnership, the Guarantor or any Consolidated Subsidiary, will be deemed, in each case, to be an Incurrence of Indebtedness that is not Intercompany Indebtedness at the time of such issuance, transfer or sale, as the case may be.

“Indebtedness” of the Operating Partnership, the Guarantor or any Consolidated Subsidiary means, without duplication, any of the Operating Partnership’s indebtedness or that of the Guarantor or any Consolidated Subsidiary, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any lien existing on property owned by the Operating Partnership, the Guarantor or any Consolidated Subsidiary; (b) indebtedness for borrowed money of a Person other than the Operating Partnership, the Guarantor or a Consolidated Subsidiary which is secured by any lien on property owned by the Operating Partnership, the Guarantor or any Consolidated Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value of the property subject to such lien; (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or (d) any lease of property by the Operating Partnership, the Guarantor or any Consolidated Subsidiary as lessee which is reflected on the Guarantor’s consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of indebtedness under (a) through (c) above, that any such items (other than letters of credit) would appear as a liability on the Guarantor’s consolidated balance sheet in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation by the Operating Partnership, the Guarantor or any Consolidated Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Operating Partnership, the Guarantor or any Consolidated Subsidiary) of the type described in clauses (a)-(d) of this definition.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of the Operating Partnership, the Guarantor and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which the Operating Partnership or the Guarantor is the borrower, such Indebtedness is subordinate in right of payment to the Securities of any series issued under the Indenture.

“Interest Expense” means, for any period of time, the maximum amount payable for interest on, and original issue discount of, the Operating Partnership and its Subsidiaries’ Indebtedness, determined in accordance with GAAP.

“Secured Debt” means, as of any date, that portion of principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness, of the Operating Partnership and its Consolidated Subsidiaries as of that date that is secured by a mortgage, trust deed, deed of trust, deeds to secure Indebtedness, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Total Assets” means, as of any time, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding accounts receivable and intangibles, of the Operating Partnership and its Consolidated Subsidiaries, all determined in accordance with GAAP.

“Total Unencumbered Assets” means, as of any time, the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a lien securing Indebtedness and all other assets, excluding accounts receivable and intangibles, of the Operating Partnership and its Consolidated Subsidiaries not subject to a lien securing Indebtedness, all determined in accordance with GAAP; provided, however, that all investments by the Operating Partnership or its Consolidated Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other nonconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Undepreciated Real Estate Assets” means, as of any time, the cost (original cost plus capital improvements) of the real estate assets of the Operating Partnership and its Consolidated Subsidiaries on such date, before depreciation and amortization, all determined in accordance with GAAP.

“Unsecured Debt” means that portion of the outstanding principal amount of the Operating Partnership’s and its Consolidated Subsidiaries’ Indebtedness, excluding Intercompany Indebtedness, that is not Secured Debt.

ARTICLE II

CERTAIN COVENANTS

In addition to the covenants set forth in Sections 1001 through 1005, inclusive, of the Original Indenture, there are established the following covenants for the benefit of Holders of each series of Securities issued on or subsequent to the date hereof (“Future Securities”) and to which such Future Securities shall be subject and to which Sections 402(3) and 1007 of the Original Indenture shall apply:

Section 2.1 Limitation on Indebtedness. The Operating Partnership will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Operating Partnership or any of its Subsidiaries in compliance with the Indenture, if, immediately after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the aggregate principal amount of the outstanding Indebtedness, excluding Intercompany Indebtedness, of the Operating Partnership and its Consolidated Subsidiaries would be greater than 60% of the sum of, without duplication:

(1)	Total Assets as of the end of the fiscal quarter covered in the Operating Partnership’s annual or quarterly report most recently furnished to Holders of the Securities or filed with the Commission, as the case may be; and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of the relevant fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

Section 2.2 Limitation on Secured Debt. In addition to the limitation set forth in Section 2.1 above, the Operating Partnership will not, and will not permit any of its Subsidiaries to, Incur any Secured Debt, other than guarantees of Secured Debt Incurred by the Operating Partnership or any of its Subsidiaries in compliance with the Indenture, if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of outstanding Secured Debt would be greater than 40% of the sum of, without duplication:

(1)	Total Assets as of the end of the fiscal quarter covered in the Operating Partnership’s annual or quarterly report most recently furnished to Holders of the Securities or filed with the Commission, as the case may be; and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of the relevant fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

Section 2.3 Maintenance of Unencumbered Assets. The Operating Partnership will, and will cause its Subsidiaries to, have at all times Total Unencumbered Assets of not less than 150% of the Operating Partnership’s total outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Section 2.4 Debt Service Test. In addition to the limitations set forth in Sections 2.1 and 2.2 above, the Operating Partnership will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Operating Partnership or any of its Subsidiaries in accordance with the Indenture, if the ratio of Consolidated Income Available for Debt Service to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom, and calculated on the following assumptions:

(1)	such Indebtedness and any other Indebtedness Incurred by the Operating Partnership and its Subsidiaries since the first day of the relevant four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred on the first day of such period;

(2)	the repayment or retirement of any Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the foregoing clause (1) and not this clause (2)) by the Operating Partnership and its Subsidiaries since the first day of the relevant four-quarter period had been repaid or retired on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)	in the case of Acquired Indebtedness or Indebtedness Incurred in connection with any acquisition since the first day of the relevant four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

(4)	in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by the Operating Partnership or any of its Subsidiaries from the first day of the relevant four-quarter period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, the acquisition, disposition, placement in service or removal from service had occurred as of the first day of such period with appropriate adjustments with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

ARTICLE III

EVENTS OF DEFAULT

Section 501 of the Original Indenture shall be superseded and replaced with respect to Future Securities by the following:

“Event of Default,” wherever used with respect to the Securities of any series, means any one of the following events unless such event is specifically deleted or modified in or pursuant to the supplemental indenture, Board Resolution or Officers’ Certificate of the Operating Partnership establishing the terms of such series pursuant to this Indenture:

(1)	default in the payment of any interest on, or any Additional Amounts payable in respect of any interest on, any of the Securities of such series or any Coupon appertaining thereto when such interest or such Additional Amounts, as the case may be, become due and payable, and continuance of such default for a period of 30 days; or

(2)	default in the payment of any principal of, or premium, if any, on, or any Additional Amounts payable in respect of any principal of or premium, if any, on, any of the Securities of such series when due (whether at Maturity, upon redemption or upon exercise of a repurchase right or otherwise and whether payable in cash or in shares of Common Equity or other securities or property); or

(3)	default for three Business Days in the deposit of any sinking fund payment, if applicable, or payment under any analogous provision when due with respect to any of the Securities of such series; or

(4)	the Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect with respect to the Securities of such series; or

(5)	default in the performance, or breach, of any covenant or warranty of the Operating Partnership or the Guarantor, as the case may be, in this Indenture or any of the Securities of such series or the Guarantee (other than a covenant or warranty for which the consequences of breach or nonperformance are addressed elsewhere in this Section 501 or a covenant or warranty which has expressly been included in this Indenture, whether or not by means of a supplemental indenture, solely for the benefit of Securities of a series other than such series), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of this Indenture) for a period of 60 days after there has been given, by registered or certified mail, to the Operating Partnership or the Guarantor, as applicable, by the Trustee or to the Operating Partnership or the Guarantor, as applicable, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(6)

the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Operating Partnership or the Guarantor in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order for relief adjudging the Operating Partnership or the Guarantor as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Operating Partnership or the Guarantor under any applicable law, or appointing a custodian, receiver, conservator, liquidator, assignee, trustee, sequestrator or other similar official of the Operating Partnership or the Guarantor or of any substantial part of the property of the Operating Partnership or the Guarantor, or ordering the winding up or liquidation of the affairs of the Operating Partnership or the Guarantor, and, in each case, the continuance of any such decree or order for relief unstayed and in effect for a period of 90 consecutive days; or

(7)	the commencement by the Operating Partnership or the Guarantor of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by the Operating Partnership or the Guarantor to the entry of a decree or order for relief in respect of the Operating Partnership or the Guarantor in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Operating Partnership or the Guarantor, the adoption by the Guarantor of an effective resolution for its winding-up, or the filing by the Operating Partnership or the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by the Operating Partnership or the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, conservator, liquidator, assignee, trustee, sequestrator or similar official of the Operating Partnership or the Guarantor or of any substantial part of the property of the Operating Partnership or the Guarantor, or the making by the Operating Partnership or the Guarantor of an assignment for the benefit of creditors, or the taking of corporate action by the Operating Partnership or the Guarantor in furtherance of any such action; or

(8)	default under any bond, debenture, note, mortgage, indenture or instrument of the Operating Partnership or any of its Consolidated Subsidiaries with an aggregate principal amount outstanding of at least $35,000,000, which default has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to the Operating Partnership as provided in the Indenture.

ARTICLE IV

SUBSTITUTION OF OPERATING PARTNERSHIP

Section 802 of the Indenture shall not apply to the Future Securities and, accordingly, all references to the “Substituted Debtor” in the Indenture are eliminated insofar as they relate to the Future Securities.

ARTICLE V

MISCELLANEOUS

Section 5.1 Relationship with Indenture.

The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.

Section 5.2 Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 5.3 Governing Law.

This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Section 5.4 Multiple Counterparts.

The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same First Supplemental Indenture.

Section 5.5 Severability.

Each provision of this First Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 5.6 Ratification.

The Original Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture. The recitals and statement contained herein shall be taken as the statements of the Operating Partnership, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

Section 5.7 Headings.

The Section headings in this First Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 5.8 Effectiveness.

The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP,
as Issuer

By:	American Campus Communities Holdings LLC, its general partner

By:
William C. Bayless, Jr.
President

By:
Jonathan A. Graf
Vice President, Secretary and Treasurer

AMERICAN CAMPUS COMMUNITIES, INC.,
as Guarantor

By:
William C. Bayless, Jr.
President and Chief Executive Officer

By:
Jonathan A. Graf
Senior Executive Vice President, Chief Financial Officer, Secretary and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title: